Exhibit 14.2

HERBST GAMING, LLC

CODE OF ETHICS

FOR SENIOR FINANCIAL OFFICERS

As Adopted by the Board of Directors on February 10, 2011

Herbst Gaming, LLC (the “Company”) is committed to full and accurate financial disclosure in compliance with applicable laws, rules and regulations and to maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations.  This Code of Ethics for Senior Financial Officers, applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller (together, the “Senior Financial Officers”), sets forth specific policies to guide the Company’s Senior Financial Officers in the performance of their duties.  As Senior Financial Officers, you perform a task that is critical to the Company.  This Code is designed to assist you in that task.

The Company’s Code of Business Conduct and Ethics, which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business.  You are bound by the requirements and standards set forth in the Code of Business Conduct and Ethics, as well as those set forth in this Code of Ethics, and other applicable policies and procedures.

As a Senior Financial Officer of the Company, you acknowledge and agree that you have reviewed and understand this Code of Ethics; that compliance therewith is a requirement of your continued employment; that you agree to comply with this Code of Ethics; and, that a violation of this Code of Ethics is grounds for discipline up to and including discharge.

Compliance with Laws, Rules and Regulations

The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics.  As a Senior Financial Officer, you must not only comply with applicable laws, however.  You also have leadership responsibilities that include the following: creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and, promptly addressing employee compliance concerns.

Conflict of Interest

In order to maintain the highest degree of integrity in the conduct of the Company’s business and your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company.  A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole.  You should conduct the Company’s business in an honest and ethical manner, and never act in a manner that could cause you to lose your independence and objectivity.

Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

Improper Personal Benefits from the Company

Conflicts of interest arise when an officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company.  You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

Neither you nor your immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company.  For example, you may not own an interest in a company that competes with the Company.  You may not own an interest in a company that does business with the Company (such as a Company customer/client or supplier) unless you obtain the written approval of the Corporate Compliance Officer before making any such investment.  However, it is not typically considered a conflict of interest (and therefore prior written approval of the Corporate Compliance Officer is not required) to make investments with a total value of no more than five percent (5%) of your annual compensation in competitors, customers/clients or suppliers that are listed on a national or international securities exchange.

Business Arrangements with the Company and Corporate Opportunities

Without the prior written approval of the Corporate Compliance Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company.  If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential client, supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business or make the investment and must instead inform the Corporate Compliance Officer.  Such an opportunity is an investment opportunity for the Company, not for you individually.

Outside Employment or Activities With a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests.  You may not market products or services in competition with the Company’s current or potential business activities.  It is your responsibility to consult with the Corporate Compliance Officer to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.

Outside Employment with a Customer/Client or Supplier

A Senior Financial Officer of the Company shall not be employed with any other employer, unless denial of such other employment is in violation of the law.  Without the prior written approval of the Corporate Compliance Officer, you may not be a customer/client, serve as director of or represent a customer/client of the Company.  Similarly, without the prior written approval of the Corporate Compliance Officer, you may not be a supplier, serve as a director of or represent a supplier to the Company.  Nor may you accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

Charitable, Government and Other Outside Activities

The Company encourages all employees to participate in projects and causes that further the welfare of our local communities.  However, you must obtain the prior written approval of the Corporate Compliance Officer before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity.  Similarly, you must obtain the prior written approval of the Corporate Compliance Officer before running for election or seeking appointment to government-related positions.

Family Members Working In the Industry

If your spouse or significant other, your children, parents, in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer/client of the Company or is employed by one, you must disclose the situation to the Corporate Compliance Officer so that the Company may assess the nature and extent of any concern and how it can be resolved.  You must carefully guard against inadvertently disclosing Company confidential information and being involved in decisions on behalf of the Company that involve the other company.

Use of Company’s Time and Assets

Except as specifically authorized by the Company, Company assets, including Company time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only.  Incidental and occasional personal use of the Company’s electronic mail and telephone systems is permitted.  However, you should be aware that even personal messages on the Company’s computer and telephone systems are Company property and you should therefore have no expectation of personal privacy in connection with your use of these resources.

Disclosure in Period Reports

The Company is required to file various periodic reports with insurance departments in the States in which it does business.  It is Company policy to make full, fair, accurate, timely, and understandable disclosure in compliance with all applicable laws and regulations in all required periodic and other reports.

Compliance with Code of Ethics

If you have questions about this Code of Ethics, you should seek guidance from the Corporate Compliance Officer.  If you know of or suspect a violation of applicable laws or regulations or the Code of Ethics, you must immediately report that information to the Corporate Compliance Officer.  No one will be subject to retaliation because of a good faith report of suspected misconduct.

Waivers of the Code

The Company will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation.  Changes in and waivers of this Code of Ethics may be made only by the Board of Directors and will be disclosed as required under applicable law and regulations.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the Company’s Senior Financial Officers in the conduct of the Company’s business.  It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, mutual member or any other person or entity.

ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Senior Financial Officers, and I understand its contents.  I agree to comply fully with the standards, policies and procedures contained in the Code and the Company’s related policies and procedures.  I understand that I have an obligation to report to the Corporate Compliance Officer any suspected violations of the Code that I am aware of.  I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continue employment.

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